EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-119351, 333-52470 and 333-129816) and Form S-8 (Nos. 333-37238, 333-90129, 333-104416, 333-107793, 333-59212, 333-135282, 333-141600 and 333-154775) of Allscripts-Misys Healthcare Solutions, Inc. and its subsidiaries of our report dated July 30, 2009 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in this Form 10-K. We also consent to the reference to us under the heading “Selected Financial Data” in this Form 10-K.

PricewaterhouseCoopers LLP

Chicago, Illinois

July 30, 2009